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                                                                       EXHIBIT 6

FOR IMMEDIATE RELEASE                             CONTACT: GARY McCLUNG
                                                           770-454-0400


            SUMMIT BANK ANNOUNCES THE COMMENCEMENT OF "DUTCH AUCTION"
                 TENDER OFFER TO REPURCHASE UP TO 180,000 SHARES


ATLANTA, GEORGIA (FEBRUARY 7, 2002), Summit Bank Corporation (NASDAQ: SBGA) announced today that it has commenced a "Dutch Auction" tender offer for up to 180,000 shares of its common stock, representing approximately 9.3% of its currently outstanding shares. Under the terms of the offer, Summit will invite shareholders to tender their shares at prices specified by the tendering shareholders at a purchase price not in excess of $17.00 nor less than $14.00 per share.

The tender offer is being commenced today, Friday, February 7, 2002, and will expire at 12:00 midnight, Atlanta time, on March 15, 2002, unless extended by Summit.

Based upon the number of shares tendered and the prices specified by the tendering shareholders, Summit will select a single per-share purchase price within the expected price range to be paid for shares which have been tendered at or below the selected price. If the offer is over-subscribed, shares will be purchased first from shareholders owning fewer than 100 shares and tendering all of such shares at or below the purchase price determined by the Company and then from all other shares tendered at or below such purchase price on a pro rata basis, subject to conditional tenders. In addition, if the purchase of shares properly tendered would result in there being fewer than 300 shareholders of record, Summit will purchase only 99% of the total number of shares tendered by each shareholder.

Summit reserves the right to purchase more than 180,000 shares. The tender offer will not be conditioned on any minimum number of shares being tendered.

Neither Summit nor its Board of Directors is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares or as to the purchase price of any tender. Each shareholder must make his or her own decision whether to tender shares and, if so, how many shares and at what price or prices shares should be tendered. Summit has been advised that none of its directors or executive officers intend to tender any shares pursuant to the offer.

SHAREHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS THAT SUMMIT IS MAILING TODAY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. SHAREHOLDERS CAN OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC'S WEB SITE AT WWW.SEC.GOV OR BY CONTACTING GARY MCCLUNG AT SUMMIT BANK CORPORATION, TELEPHONE 770-454-0400. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

Summit's banking subsidiary, The Summit National Bank, provides banking services to various growing ethnic communities in Atlanta, including the Asian-American market. The Summit
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National Bank has three branches in the metropolitan area of Atlanta, Georgia and one branch in San Jose, California. In addition to the Asian-American market, Summit's niche specialties include small business lending and serving other ethnic markets including European- and Latin-American individuals and businesses. Summit also provides international trade finance services for local customers that import and export products throughout the world.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expression about our confidence and strategies and our expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect", "believe", "anticipate", "may", "will", or similar statements or variations of such terms. Such forward-looking statements involve certain risk and uncertainties, including, but not limited to, the direction of interest rates, continued levels of loan quality, origination volume, continued relationships with major customers and referrals for sources of loans, the effect of economic conditions and regulatory barriers; and the effect of tax and legal structures. Actual results may differ materially from such forward-looking statements. Summit assumes no obligation for updating any such forward-looking statements at any time.